Exhibit 99.1

Core Natural Resources Reports Fourth Quarter 2024 Results

Adopts new capital return framework heavily weighted toward share repurchases
Announces board authorization of $1 billion for share repurchases
Takes steps in first five weeks to lock in one-third of projected synergies
Resumes development work with continuous miner units at Leer South mine

CANONSBURG, PA (February 20, 2025) — Today, Core Natural Resources, Inc. (NYSE: CNR) reported financial and operating results for the period ended December 31, 2024.
Management Comments
“The Core team is off to an excellent start in integrating the combined operating, marketing and logistics portfolio into a cohesive, high-performing unit; capturing the substantial synergies created by this transformational merger; and laying the foundation for long-term value creation via the tight alignment of its global metallurgical and high calorific value thermal segments,” said Paul A. Lang, Core's chief executive officer.

Shareholder Return Framework

“Core’s board of directors recently adopted a capital return framework designed to reward shareholders for their strong, ongoing support,” Lang said. “The centerpiece of this framework is the targeted return to shareholders of around 75 percent of free cash flow, with the significant majority of that return directed to share repurchases complemented by a sustaining quarterly dividend of $0.10 per share.”

In strong support of this new framework, the board authorized a total of $1.0 billion in share repurchases.

Leer South Update

On January 15, 2025, Core announced that it was sealing Leer South’s active longwall panel to extinguish isolated combustion-related activity there. Since that time, the Leer South team – in close collaboration with federal and state regulators – has safely re-entered the mine and resumed development work with continuous miner units. Additionally, the team has assessed – via the deployment of infrared cameras and other monitoring activities – that the mine’s longwall equipment was largely unaffected by the event.

“On behalf of the board and the entire senior management team, I want to again commend the operations team as well as federal and state regulators for their exceptional work in managing this situation in a safe and efficient manner,” Lang said. “The team’s great efforts have placed us well on track to resume longwall production mid-year, in keeping with our originally indicated timeline.”

Synergy Update

The Core team is sharply focused on driving forward with capturing the already identified $110 million to $140 million in synergies created by the combination. “In the five weeks since the merger’s completion, the team has executed on strategies that are expected to yield approximately one third of that value – at the midpoint of guidance – via the streamlining of the operational and corporate structure, coal blending opportunities, and early progress in the procurement arena,” Lang said. “Simultaneously, we are exploring additional avenues for value creation – via the sharing of best practices and the harnessing of the Core team’s collective expertise and creativity – as we seek to ensure that Core delivers on its vast potential.”

Financial and Liquidity Update

Upon the merger’s closing on January 14, 2025, Core had total liquidity of $1.1 billion, including $590 million in cash and cash equivalents and short-term investments.

As previously announced, in connection with the closing of the merger, Core recently amended and extended the legacy CONSOL revolving credit facility, upsizing the facility commitments to $600 million from the previous $355 million while extending the maturity to April 30, 2029. Additionally, Core successfully reduced the annual interest rate by 75 basis points while further enhancing financial flexibility.

Prior to the merger’s close, CONSOL purchased at par – and in lieu of redemption – Arch’s outstanding tax-exempt bonds for $98.1 million and plans to remarket these bonds at a later date, subject to market conditions.

The Company projects merger-related cash expenditures of around $100 million during 2025, as well as the expenditure of around $30 million related to the combustion-related event at Leer South. Core estimates that capital expenditures will total between $300 million and $330 million during 2025.

“Even with these projected uses of cash, we expect to have excess cash available to deploy to the capital return program during the balance of 2025,” said Mitesh Thakkar, Core’s president and chief financial officer. “In addition, we expect the continued progress in synergy capture, along with the remarketing of the tax-exempt bonds, to provide a tailwind in terms of projected cash availability.”

The Core board has declared a $0.10 per share quarterly dividend, payable on March 17, 2025, to stockholders of record on March 3, 2025.

Operating Results

During the fourth quarter of 2024 – which was prior to the closing of the merger with Arch Resources in January 2025 – legacy CONSOL Energy generated GAAP net income of $30.8 million and adjusted EBITDA1 of $170.0 million, which included one-time items such as the reserve for indemnification of the 1974 Plan litigation and merger-related expenses. CONSOL sold 7.0 million tons of Pennsylvania Mining Complex (“PAMC”) coal during the fourth quarter, generating coal revenue of $442.8 million for the PAMC segment and an average coal revenue per ton sold of $63.28. The average cash cost of coal sold per ton1 for the PAMC segment was $36.46.

1 - “Adjusted EBITDA,” “Cost of Coal Sold” and “Cash Cost of Coal Sold” are non-GAAP financial measures and “Average Cash Cost of Coal Sold per Ton” is an operating ratio derived from non-GAAP financial measures, each of which is reconciled to the most directly comparable GAAP financial measures below, under the caption “Reconciliation of Non-GAAP Financial Measures”.

Market Dynamics

Core’s two principal lines of business – metallurgical coal and high calorific value thermal coal – are experiencing soft market conditions at present, with API-2 and High-Vol A coking coal both trading at close to a three-year low.

In the high calorific value thermal segment, Core’s substantial committed position – at relatively advantageous pricing – is acting to counterbalance the current softness. At present, the high C.V. thermal segment has a committed and priced position – inclusive of select collared volumes – of approximately 24.0 million tons at a projected price of between $61 and $63 per ton. Meanwhile, the domestic thermal market in PAMC’s core market area is showing signs of tightening in the wake of colder-than-normal temperatures in January and February.

Despite currently weak pricing levels, long-term market dynamics for Core’s metallurgical segment remain robust. New blast furnace capacity continues to come online across Southeast Asia, and Indian imports of seaborne coking coal continue to march higher, climbing an estimated 5 percent in 2024. In addition, Chinese imports of seaborne coking coal increased by around 17 million tons in 2024, a trend that is acting to counterbalance higher Chinese steel exports. On the supply side, aggregate production in the primary supply countries for high-quality seaborne coking coal – Australia, the U.S., and Canada – remains around 40 million tons lower in 2024 than during the peak year a decade ago, despite historically strong pricing across that timeframe. Moreover, current pricing levels appear to be inducing supply rationalization among small, high-cost producers, which should act to support a healthier supply-demand balance over time.

2025 Guidance

	2025
	Tons			$ per ton
Sales Volume (in millions of tons)
Coking[1]	7.5	-	8.0
High C.V. Thermal[2]	29.0	-	31.0
Powder River Basin	36.0	-	40.0
Total	72.5		79.0

Metallurgical (in millions of tons)
Committed, Priced Coking			1.5	$135.82
Committed, Unpriced Coking			5.1
Total Committed Coking			6.6

Average Metallurgical Cash Cost[4]				$96.00 - $100.00

High C.V. Thermal (in millions of tons)
Committed, Priced[3]			24.0	$61.00 - $63.00
Committed, Unpriced			0.6
Total Committed High C.V. Thermal			24.6

Average High C.V. Thermal Cash Cost				$38.00 - $40.00

Powder River Basin (in millions of tons)
Committed, Priced			36.9	$14.78
Committed, Unpriced			0.0
Total Committed Powder River Basin			36.9

Average Powder River Basin Cash Cost				$13.75 - $14.25

Corporate (in $ millions)
Capital Expenditures	$300 - $330
1 - Excludes thermal byproduct
2 - Includes crossover volumes
3 - Range reflects inclusion of collared commitments
4 - Metallurgical cash costs in the year's second half — after the projected restart of the Leer South longwall — are projected to be in the low $90s/ton.

Note - Core is unable to provide a reconciliation of Average Metallurgical Cash Cost, Average High C.V. Thermal Cash Cost and Average Powder River Basin Cash Cost guidance, which are operating ratios derived from non-GAAP financial measures, due to the unknown effect, timing and potential significance of certain income statement items.

Outlook
“In just over a month as a combined company, the Core team has already made tremendous strides in unlocking value across a wide range of fronts,” Lang said.

To date, the Core team has:

•Swiftly moved ahead with integration efforts
•Adopted a capital return framework supported by a $1 billion share repurchase authorization
•Executed on strategies to capture one-third of the projected synergies
•Aggregated a significant cash balance in support of its liquidity target, operating needs, and capital return framework, and
•Built the foundation for a strong, long-term capital structure via the extension and upsizing of its legacy revolving credit facility, at advantageous rates.

“Looking ahead, we are more confident than ever that Core’s two, world-class, complementary operating segments – metallurgical coal and high calorific value thermal coal – create a unique and compelling opportunity for value creation and cash generation in the years ahead,” Lang said. “With its highly skilled workforce, strategic asset base, low-cost mining operations, expansive logistics network, tremendous synergy potential, and industry-leading sustainability practices, Core is exceptionally well-equipped to capitalize on what we view to be a highly constructive, durable, long-term global market environment for our core products.”

Availability of Additional Information
Please refer to our website, www.corenaturalresources.com, for additional information regarding the company. In addition, we may provide other information about the company from time to time on our website.
We will also file our Form 10-K with the Securities and Exchange Commission (SEC) reporting our results for the period ended December 31, 2024 on February 20, 2025. Investors seeking our detailed financial statements can refer to the Form 10-K once it has been filed with the SEC.

About Core Natural Resources, Inc.
Core Natural Resources, Inc. (NYSE: CNR) is a world-class producer and exporter of high-quality, low-cost coals, including metallurgical and high calorific value thermal coals. The company operates a best-in-sector portfolio, including the Pennsylvania Mining Complex, Leer, Leer South, and West Elk mines. With a focus on seaborne markets, Core plays an essential role in meeting the world’s growing need for steel, infrastructure, and energy, and has ownership interests in two marine export terminals. The company was created in January 2025 via the merger of long-time industry leaders CONSOL Energy and Arch Resources and is based in Canonsburg, Pennsylvania.

Contacts:

Investor:
Deck Slone, (314) 994-2766
deckslone@coreresources.com

Media:
Erica Fisher, (724) 416-8292
ericafisher@coreresources.com

Condensed Consolidated Statements of Income - CONSOL Energy Inc.

The following table presents a condensed consolidated statement of income for the three months and years ended December 31, 2024 and 2023 (in thousands and prior to the January 2025 merger with Arch Resources):

	Three Months Ended December 31,		For the Year Ended December 31,
	2024	2023	2024	2023
	(Unaudited)	(Unaudited)
Revenue and Other Income:
Coal Revenue	$467,188	$532,270	$1,786,926	$2,106,366
Terminal Revenue	27,458	25,411	87,746	106,166
Freight Revenue	75,138	76,668	274,026	294,103
Other Income	25,507	15,090	87,613	62,242
Total Revenue and Other Income	595,291	649,439	2,236,311	2,568,877

Costs and Expenses:
Operating and Other Costs	385,462	306,519	1,270,696	1,120,065
Depreciation, Depletion and Amortization	58,353	58,446	223,526	241,317
Freight Expense	75,138	76,668	274,026	294,103
General and Administrative Costs	37,555	23,712	115,224	103,470
Loss on Debt Extinguishment	—	—	—	2,725
Interest Expense	7,129	5,246	22,192	29,325
Total Costs and Expenses	563,637	470,591	1,905,664	1,791,005

Earnings Before Income Tax	31,654	178,848	330,647	777,872
Income Tax Expense	833	21,781	44,242	121,980
Net Income	$30,821	$157,067	$286,405	$655,892

Earnings per Share:
Basic	$1.04	$5.09	$9.65	$19.91
Dilutive	$1.04	$5.05	$9.61	$19.79

Condensed Consolidated Balance Sheets - CONSOL Energy Inc.
The following table presents a condensed consolidated balance sheet as of December 31, 2024 and 2023 (in thousands and prior to the January 2025 merger with Arch Resources):

	December 31,
	2024	2023

ASSETS
Cash and Cash Equivalents	$408,240	$199,371
Trade Receivables, net	136,750	147,612
Other Current Assets	240,968	254,023
Total Current Assets	785,958	601,006
Total Property, Plant and Equipment - Net	1,921,699	1,903,123
Total Other Assets	171,886	170,874
TOTAL ASSETS	$2,879,543	$2,675,003

LIABILITIES AND EQUITY
Total Current Liabilities	$518,684	$443,724
Total Long-Term Debt	94,794	186,067
Total Other Liabilities	697,818	701,770
Total Equity	1,568,247	1,343,442
TOTAL LIABILITIES AND EQUITY	$2,879,543	$2,675,003

Condensed Consolidated Statements of Cash Flows - CONSOL Energy Inc.
The following table presents a condensed consolidated statement of cash flows for the three months and years ended December 31, 2024 and 2023 (in thousands and prior to the January 2025 merger with Arch Resources):

	Three Months Ended December 31,		For the Year Ended December 31,
	2024	2023	2024	2023
Cash Flows from Operating Activities:	(Unaudited)	(Unaudited)
Net Income	$30,821	$157,067	$286,405	$655,892
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Depreciation, Depletion and Amortization	58,353	58,446	223,526	241,317
Other Non-Cash Adjustments to Net Income	10,749	14,731	14,184	19,961
Changes in Working Capital	21,387	(11,113)	(47,725)	(59,221)
Net Cash Provided by Operating Activities	121,310	219,131	476,390	857,949
Cash Flows from Investing Activities:
Capital Expenditures	(40,840)	(50,042)	(177,988)	(167,791)
Proceeds from Sales of Assets	76	(1,985)	7,396	4,255
Other Investing Activity	10,433	(11,682)	5,561	(95,896)
Net Cash Used in Investing Activities	(30,331)	(63,709)	(165,031)	(259,432)
Cash Flows from Financing Activities:
Net Payments on Long-Term Debt, Including Fees	(2,310)	(6,097)	(11,473)	(191,738)
Repurchases of Common Stock	—	(121,997)	(70,879)	(399,379)
Dividends and Dividend Equivalents Paid	(7,409)	—	(15,860)	(75,474)
Other Financing Activities	(3,333)	(54)	(8,873)	(15,610)
Net Cash Used in Financing Activities	(13,052)	(128,148)	(107,085)	(682,201)
Net Increase (Decrease) in Cash and Cash Equivalents and Restricted Cash	77,927	27,274	204,274	(83,684)
Cash and Cash Equivalents and Restricted Cash at Beginning of Period	369,615	215,994	243,268	326,952
Cash and Cash Equivalents and Restricted Cash at End of Period	$447,542	$243,268	$447,542	$243,268

Reconciliation of Non-GAAP Financial Measures
We evaluate our cost of coal sold and cash cost of coal sold on an aggregate basis by segment, and our average cash cost of coal sold per ton on a per-ton basis. Cost of coal sold includes items such as direct operating costs, royalty and production taxes, direct administration costs, and depreciation, depletion and amortization costs on production assets. Cost of coal sold excludes any indirect costs and other costs not directly attributable to the production of coal. The cash cost of coal sold includes cost of coal sold less depreciation, depletion and amortization costs on production assets. We define average cash cost of coal sold per ton as cash cost of coal sold divided by tons sold. The GAAP measure most directly comparable to cost of coal sold, cash cost of coal sold and average cash cost of coal sold per ton is operating and other costs.

The following table presents a reconciliation for the PAMC segment of cash cost of coal sold, cost of coal sold and average cash cost of coal sold per ton to operating and other costs, the most directly comparable GAAP financial measure, on a historical basis, for each of the periods indicated (in thousands, except per ton information).

	Three Months Ended December 31,
	2024	2023
Operating and Other Costs	$385,462	$306,519
Less: Other Costs (Non-Production and non-PAMC)	(130,270)	(57,236)
Cash Cost of Coal Sold	$255,192	$249,283
Add: Depreciation, Depletion and Amortization (PAMC Production)	46,873	49,611
Cost of Coal Sold	$302,065	$298,894
Total Tons Sold (in millions)	7.0	6.8
Average Cost of Coal Sold per Ton	$43.16	$43.83
Less: Depreciation, Depletion and Amortization Costs per Ton Sold	6.70	7.55
Average Cash Cost of Coal Sold per Ton	$36.46	$36.28

We define adjusted EBITDA as (i) net income (loss) plus income taxes, interest expense and depreciation, depletion and amortization, as adjusted for (ii) certain non-cash items, such as stock-based compensation and loss on debt extinguishment and (iii) certain one-time transactions, such as merger-related expenses and certain litigation expenses for specific proceedings that arise outside of the ordinary course of our business. The GAAP measure most directly comparable to adjusted EBITDA is net income (loss).
The following table presents a reconciliation of adjusted EBITDA to net income (loss), the most directly comparable GAAP financial measure, on a historical basis, for the three months ended December 31, 2024 (in thousands).

	PAMC	CONSOL Marine Terminal	Other	Consolidated
Net Income (Loss)	$121,424	$16,450	$(107,053)	$30,821

Add: Income Tax Expense	—	—	833	833
Add: Interest Expense	—	1,516	5,613	7,129
Less: Interest Income	(1,927)	—	(3,151)	(5,078)
Earnings (Loss) Before Interest & Taxes (EBIT)	119,497	17,966	(103,758)	33,705

Add: Depreciation, Depletion & Amortization	46,269	1,421	10,663	58,353

Earnings (Loss) Before Interest, Taxes and DD&A (EBITDA)	$165,766	$19,387	$(93,095)	$92,058

Adjustments:
Add: Stock-Based Compensation	$1,560	$85	$299	$1,944
Add: Merger-Related Expenses	—	—	8,301	8,301
Add: 1974 UMWA Pension Plan Litigation	—	—	67,933	67,933
Less: Non-Qualified Pension Plan Curtailment Gain	—	—	(217)	(217)
Total Pre-tax Adjustments	1,560	85	76,316	77,961

Adjusted EBITDA	$167,326	$19,472	$(16,779)	$170,019

Cautionary Statement Regarding Forward-Looking Statements
This communication contains certain “forward-looking statements” within the meaning of federal securities laws. Forward-looking statements may be identified by words such as “anticipates,” “believes,” “could,” “continue,” “estimate,” “expects,” “intends,” “will,” “should,” “may,” “plan,” “predict,” “project,” “would” and similar expressions. Forward-looking statements are not statements of historical fact and reflect Core’s current views about future events. No assurances can be given that the forward-looking statements contained in this communication will occur as projected, and actual results may differ materially from those projected. Forward-looking statements are based on current expectations, estimates and assumptions that involve a number of risks and uncertainties that could cause actual results to differ materially from those projected. These risks and uncertainties include, without limitation, risks related to the occurrence of combustion-related activity at Core’s Leer South mine and its ability to resume development work with continuous miners and longwall development in accordance with its expected timing; the risk that the businesses will not be integrated successfully; the risk that the cost savings and any other synergies from the merger may not be fully realized or may take longer to realize than expected; the risk that the credit ratings of Core or its subsidiaries may be different from what Core expects; the risk of adverse reactions or changes to business or employee relationships, including those resulting from the completion of the merger; changes in coal prices, which may be caused by numerous factors, including changes in the domestic and foreign supply of and demand for coal and the domestic and foreign demand for steel and electricity; the volatility in commodity and capital equipment prices for coal mining operations; the presence or recoverability of estimated reserves; the ability to replace reserves; environmental and geological risks; mining and operating risks; the risks related to the availability, reliability and cost-effectiveness of transportation facilities and fluctuations in transportation costs; foreign currency, competition, government regulation or other actions; the ability of management to execute its plans to meet its goals; risks associated with the evolving legal, regulatory and tax regimes; changes in economic, financial, political and regulatory conditions; natural and man-made disasters; civil unrest, pandemics, and conditions that may result from legislative, regulatory, trade and policy changes; and other risks inherent in Core’s business.

All such factors are difficult to predict, are beyond Core’s control, and are subject to additional risks and uncertainties, including those detailed in CONSOL’s annual report on Form 10-K for the year ended December 31, 2024, quarterly reports on Form 10-Q, and current reports on Form 8-K that are available on Core’s website at www.corenaturalresources.com and on the SEC’s website at http://www.sec.gov and those detailed in Arch's annual report on Form 10-K for the year ended December 31, 2023, quarterly reports on Form 10-Q and current reports on Form 8-K that are available on the SEC’s website at http://www.sec.gov.

Forward-looking statements are based on the estimates and opinions of management at the time the statements are made. Core does not undertake any obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.

Source: Core Natural Resources, Inc.